Exhibit 99.1

For Immediate Release

For more information:
Jefferson Harralson
Chief Financial Officer
(864) 240-6208
Jefferson_Harralson@ucbi.com

Media Contact:
Emily Moseley
864-248-4290
Emily@CrawfordStrategy.com

UNITED COMMUNITY BANKS, INC. PRESIDENT OF COMMUNITY BANKING TO RETIRE
New Community Banking Leadership Structure Announced

Blairsville, Ga. - September 27, 2018 - United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced today that President of Community Banking Bill Gilbert will retire effective February 2019, after 18 years with United and 42 years in banking. Gilbert joined United Community Bank in 2000 and has been chiefly responsible for ensuring quality, consistency and success among branch offices as the company has grown from 49 to 150 offices during that time.

“Bill’s commitment to this company and genuine passion for helping our customers cannot be overstated. His numerous contributions over the past two decades have helped shape United into the bank it is today,” said Lynn Harton, President and CEO of United Community Banks, Inc. “We are grateful to Bill for his investment in this company and look forward to carrying on his legacy of servant leadership.”

“Working with the employees and customers of United has been an honor and I am grateful for the team’s passion to serve others across our company every day,” said Gilbert. “I love United Community Bank and its employees, and I feel that I have been privileged to be part of this very special culture. I am confident the bank is positioned well for continued growth across both our existing markets and into new markets in the future.”

To build on this positive momentum across the bank’s expanding footprint, a new leadership structure in the community banking division has also been announced. The bank will install four market leaders as locally-based state presidents in four geographically-centered areas. These executives will continue to have the significant local decision-making power that has long been a core element of the company’s structure. These positions will report to Rich Bradshaw, who will assume responsibility for the community banking operations as well as continue to lead the fast-growing Commercial Banking Solutions group.

“The extremely successful partnership between our community banks and our Commercial Banking Solutions group has proved to be a dynamic combination. We believe this new structure will not only better align these two groups, but also allow our local leaders the flexibility and authority needed to grow within their respective markets,” said Harton.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQ:UCBI) is a bank holding company based in Blairsville, Georgia with $12.4 billion in assets. The company's banking subsidiary, United Community Bank, is one of the Southeast region's largest full-service banks, operating 150 offices in Georgia, North Carolina, South Carolina, and Tennessee.  The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For the last five years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2018, for the fifth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the Bank's full range of products and services can be found at www.ucbi.com.